FOR IMMEDIATE RELEASE:

NVIDIA Reports Financial Results for Second Quarter Fiscal 2011

•	Revenue of $811.2 million

•	GAAP net loss of $141.0 million, or $0.25 per share

•	Non-GAAP net income of $20.1 million, or $0.03 per diluted share

•	GAAP gross margin of 16.6 percent

SANTA CLARA, Calif.—Aug. 12, 2010—NVIDIA (Nasdaq: NVDA) today reported revenue of $811.2 million for the second quarter of fiscal 2011 ended Aug. 1, 2010, down 19.0 percent from the prior quarter and up 4.5 percent from $776.5 million from the same period a year earlier.

On a GAAP basis, the company recorded a net loss of $141.0 million, or $0.25 per share, compared with net income of $137.6 million, or $0.23 per diluted share, in the previous quarter and a net loss of $105.3 million, or $0.19 per share, in the same period a year earlier.   GAAP gross margin was 16.6 percent compared with 45.6 percent in the previous quarter and 20.2 percent in the same period a year earlier.

	Quarterly Highlights
($ in millions except per share data)	Q2 FY2011	Q1 FY2011	Q2 FY2010
Revenue	$811.2	$1,001.8	$776.5
GAAP:
Gross margin	16.6%	45.6%	20.2%
Net income (loss)	$(141.0)	$137.6	$(105.3)
Income (loss) per share	$(0.25)	$0.23	$(0.19)

Results were impacted by a large inventory write-down and a charge related to a weak die/packaging material set.

The inventory write-down was a consequence of weakened demand for consumer graphics processing units (GPUs) as higher memory prices and economic weakness in Europe and China led to a greater-than-expected shift to lower-priced GPUs and PCs with integrated graphics.

The weak die/packaging material set was used in certain versions of previous generation MCP (chipset) and GPU products shipped before July 2008 and used in notebook configurations.  The charge, of $193.9 million, includes additional remediation costs as well as the estimated costs of a pending settlement of a class action lawsuit consolidated in the District Court for the Northern District of California in April 2009 related to this same matter.  The settlement is subject to certain approvals, including final approval by the court.  Excluding this die/packaging material charge and the associated tax impact, non-GAAP net income was $20.1 million, or $0.03 per diluted share.

 “Rapidly changing market conditions made for a challenging quarter,” said Jen-Hsun Huang, NVIDIA's CEO and president. “We delivered excellent results in Quadro professional graphics, Tesla GPU computing, and our Tegra system-on-a-chip business.  But our GeForce consumer business fell significantly short of expectations amid weak PC demand in Europe and China.  Although demand among end-users remains uncertain, we expect to drive revenue and grow market share with new products that are gaining momentum in each of our businesses.”

Outlook

The outlook for the third quarter of fiscal 2011 is as follows:

•	Revenue is expected to be up 3 to 5 percent from the second quarter.

•	GAAP gross margin is expected to increase to 46.5 to 47.5 percent.

•	GAAP operating expenses are expected to be approximately $300 million.

•	GAAP tax rate of 17 to 19 percent.

Second Quarter Fiscal 2011 Highlights:

•	NVIDIA launched and shipped the GeForce® GTX 460, bringing the gaming benefits of the Fermi architecture to lower price points.

•	NVIDIA launched and shipped a range of Quadro products based on the Fermi architecture for workstation professionals.

•	NVIDIA extended its reach in supercomputing as IBM started offering products based on Tesla; these also use Fermi-generation GPUs.

CFO Commentary

Commentary on the quarter by David White, NVIDIA chief financial officer and executive vice president, is available at www.nvidia.com/investor.

Conference Call and Web Cast Information

NVIDIA will conduct a conference call with analysts and investors to discuss its second quarter fiscal 2011 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (212) 231-2900.  A live Web cast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com.  The Web cast will be recorded and available for replay until the company's conference call to discuss its financial results for its third quarter fiscal 2011.

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (Nasdaq: NVDA) awakened the world to the power of computer graphics when it invented the GPU in 1999. Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics available on devices ranging from tablets and portable media players to notebooks and workstations. NVIDIA’s expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible. The company holds more than 1,100 U.S. patents, including ones covering designs and insights which are fundamental to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: the company’s financial outlook for the third quarter of fiscal 2011; the company’s growth; the company’s reach in supercomputing; the benefit of the company’s products and technologies; and the pending settlement of the class action lawsuit; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended May 2, 2010.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Copyright © 2010.  All rights reserved.  NVIDIA, the NVIDIA logo, GeForce, Tesla, Quadro, NVIDIA, Tegra, and Fermi are trademarks or registered trademarks of NVIDIA Corporation in the United States and other countries around the world.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

###

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 1,	July 26,	August 1,	July 26,
	2010	2009	2010	2009
Revenue	$811,208	$776,520	$1,813,021	$1,440,751
Cost of revenue	676,916	619,797	1,222,352	1,094,332
Gross profit	134,292	156,723	590,669	346,419
Operating expenses
Research and development	210,635	192,855	428,740	494,652
Sales, general and administrative	98,864	73,975	189,743	192,839
Total operating expenses	309,499	266,830	618,483	687,491
Operating loss	(175,207)	(110,107)	(27,814)	(341,072)
Interest and other income, net	6,160	3,006	9,492	9,150
Loss before income tax expense	(169,047)	(107,101)	(18,322)	(331,922)
Income tax benefit	(28,086)	(1,799)	(14,955)	(25,282)
Net loss	$(140,961)	$(105,302)	$(3,367)	$(306,640)

Basic net loss per share	$(0.25)	$(0.19)	$(0.01)	$(0.56)
Diluted net loss per share	$(0.25)	$(0.19)	$(0.01)	$(0.56)

Shares used in basic per share computation	572,764	546,639	569,971	544,463
Shares used in diluted per share computation	572,764	546,639	569,971	544,463

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 1,	January 31,
	2010	2010
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,772,500	$1,728,227
Accounts receivable, net	395,934	374,963
Inventories	434,227	330,674
Prepaid expenses and other current assets	53,301	46,966
Total current assets	2,655,962	2,480,830

Property and equipment, net	542,216	571,858
Goodwill	369,844	369,844
Intangible assets, net	118,879	120,458
Deposits and other assets	44,367	42,928
Total assets	$3,731,268	$3,585,918

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$280,041	$344,527
Accrued liabilities and other current liabilities	539,098	439,851
Total current liabilities	819,139	784,378

Other long-term liabilities	127,881	111,950
Capital lease obligations, long term	23,734	24,450
Stockholders' equity	2,760,514	2,665,140
Total liabilities and stockholders' equity	$3,731,268	$3,585,918

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	August 1,		May 2,	July 26,		August 1,		July 26,
	2010		2010	2009		2010		2009

GAAP gross profit	$134,292		$456,377	$156,723		590,669		346,419
GAAP gross margin	16.6%		45.6%	20.2%		32.6%		24.0%

Net charge against cost of revenue arising from a weak die/packaging material set	181,193	(A)	-	119,993	(A)	181,193	(A)	119,993	(A)
Stock option purchase charge related to cost of revenue	-		-	-		-		11,412	(B)
Non-GAAP gross profit	$315,485		$456,377	$276,716		$771,862		$477,824
Non-GAAP gross margin	38.9%		45.6%	35.6%		42.6%		33.2%

GAAP operating expenses	$309,499		$308,984	$266,830		618,483		687,491
Net charge against operating expenses arising from a weak die/packaging material set	(12,705)	(A)	-	939	(A)	(12,705)	(A)	939	(A)
Stock option purchase charge related to operating expenses	-		-	-		-		(128,829)	(B)
Non-GAAP operating expenses	$296,794		$308,984	$267,769		$605,778		$559,601

GAAP net income (loss)	$(140,961)		$137,594	$(105,302)		(3,367)		(306,640)
Net charge arising from a weak die/packaging material set	193,898	(A)	-	119,054	(A)	193,898	(A)	119,054	(A)
Stock option purchase charge	-		-	-		-		140,241	(B)
Income tax impact of non-GAAP adjustments	(32,828)	(C)	-	(3,080)	(C)	(32,828)	(C)	(11,580)	(C)
Non-GAAP net income (loss)	$20,109		$137,594	$10,672		$157,703		$(58,925)

Diluted net income (loss) per share
GAAP	$(0.25)		$0.23	$(0.19)		$(0.01)		$(0.56)
Non-GAAP	$0.03		$0.23	$0.02		$0.27		$(0.11)

Shares used in GAAP diluted net income (loss) per share computation	572,764		590,997	546,639		569,971		544,463
Cumulative impact of non-GAAP adjustments	9,609	(D)	-	15,183	(D)	17,165	(D)	-
Shares used in non-GAAP diluted net income (loss) per share computation	582,373		590,997	561,822		587,136		544,463

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$34,344		$(5,397)	$135,117		$28,947		$277,245
Purchase of property and equipment and intangible assets	(37,644)		(17,080)	(17,656)		(54,724)		(38,433)
Free cash flow	$(3,300)		$(22,477)	$117,461		$(25,777)		$238,812

(A) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(D) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.